Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated November 30, 2009, except as it relates to the segment information as discussed in Note 19 and except as it relates to the condensed consolidating financial information discussed in Note 22, as to which the date is February 5, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Ralcorp Holdings, Inc.’s Current Report on Form 8-K dated February 5, 2010. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
February 5, 2010